Exhibit 1.01
CONFLICT MINERALS REPORT

INTEL CORPORATION
IN ACCORD WITH RULE 13P-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934
This Conflict Minerals Report (Report) of Intel Corporation (Intel or we) for the year ended December 31, 2023 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting requirements related to “conflict minerals,” defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are currently limited to tantalum, tin, and tungsten.
The Rule imposes certain reporting obligations on SEC registrants whose products contain conflict minerals that are necessary to the functionality or production of their products (referred to as “conflict minerals”). For products that contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the necessary conflict minerals originated in the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”). If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals originated or may have originated in a Covered Country and may not be solely from recycled or scrap sources, the registrant must conduct due diligence to determine if the necessary conflict minerals directly or indirectly financed or benefited armed groups (as defined by the SEC in Form SD) in the Covered Countries.
Overview of Intel’s Responsible Minerals Program and Commitment to Responsible Sourcing
As set forth in our Responsible Minerals Sourcing Policy, Intel is committed to the responsible sourcing of minerals, which we define as sourcing done in an ethical and sustainable manner that safeguards the human rights of everyone in our global supply chain. Intel’s responsible minerals program continues to expand in scope to include additional minerals, such as cobalt, and we annually evaluate whether additional minerals should be prioritized for inclusion in our due diligence program. In 2023, the minerals we added to our due diligence efforts included aluminum, copper, nickel, and zinc with cerium, lanthanum, gallium, germanium, and hafnium added in 2024. We also continue to examine human rights risks in Conflict-Affected and High-Risk Areas (CAHRAs) globally, as defined by the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”). While the focus of this Report is on conflict minerals and the Covered Countries, Intel is electing to also describe the proactive due diligence we began several years ago around cobalt as well as Intel’s public goal to responsibly source additional minerals used in semiconductor manufacturing. In Intel’s annual Corporate Responsibility Report published in May 2020, we established a new 2030 strategy and goals for continued progress for the next decade in multiple areas of corporate responsibility, including responsible minerals sourcing. An overview of this initiative and the practical steps to be taken to responsibly source beyond conflict minerals is described in a separate section below.
As we expand our program, we also continue to strengthen our approach for responsible sourcing of conflict minerals and to support the improvement of conditions of the mining communities in the Covered Countries. Many of our hardware products contain tantalum, tin, tungsten and/or gold necessary to the functionality or production of those products. Conflict minerals are obtained from sources worldwide, and our desire is not to eliminate those originating in the Covered Countries and other CAHRAs, but rather to obtain conflict minerals from sources that do not directly or indirectly finance or benefit armed groups or contribute to human rights abuses. We believe that it is important for us and other companies to support responsible in-region mineral sourcing from the Covered Countries and other CAHRAs and to not negatively affect the economies of such countries.

We have worked extensively for over a dozen years on the issue of conflict minerals, as part of our work on responsible mineral sourcing. We believe that broad collaborative efforts among governments, non-governmental organizations (NGOs), civil society experts, and industry are needed to identify and mitigate the risk of contributing to serious human rights abuses and conflict related to mineral extraction in the Covered Countries. Intel is a steering committee member of the Responsible Minerals Initiative (RMI), unique member code INTC, and active contributor to multiple RMI sub-teams. Intel is also an active member of the OECD Multi-Stakeholder Steering Group, which advises on implementation for the OECD Guidance, and the European Partnership for Responsible Minerals (EPRM), where we collaborate with companies in electronics and other industries (e.g. jewelry, automotive, medical instrumentation, and others) and other stakeholders, such as public authorities and civil society groups, to address responsible mineral sourcing issues. Intel also holds a leadership position in the Public-Private Alliance for Responsible Minerals Trade (PPA), which promotes responsibly sourced minerals from the Covered Countries. We are also part of the CRAFT Code Committee, which assisted in the development of the Code of Risk-mitigation for Artisanal and Small-Scale Mining engaging in Formal Trade (CRAFT).
At Intel, we are committed to helping the most vulnerable communities tied to our global supply chain. A few examples of projects supported by Intel in 2023 are Congo Power, an alliance providing mining areas with clean power, and PACT-RMI Youth Vocational Training Program, aimed at providing mining alternatives to Congolese youths. Additionally, we seek to assist Artisanal and Small-Scale Mining (ASM) sites in protecting the rights of the miners as well as meeting downstream compliance requirements. In 2023, we provided this support through the Better Mining ASM Mine Monitoring Program in collaboration with Responsible Minerals Initiative (RMI) and RCS Global. We also are supporters of a Sustainable Development project focusing on ASM Copper Mining in Peru led by The Copper Mark and Alliance for Responsible Mining (ARM). In partnership with Solidaridad and IMPACT, Intel also supported Esawa, a digital suite of tools, designed specifically for the ASM sector, which is expected to create new pathways to track, access, and share data about practices in mining communities. Maintaining a connection and providing support to the communities that we depend on in our vast global supply chain is a crucial component to our responsible minerals program.
Products and Supply Chain Description
The Intel products we manufactured or contracted with others to manufacture that may contain necessary conflict minerals, and which are covered in this Report, include the following:
▪Our microprocessor and chipset products, such as our Intel® Core™, Intel® Xeon®, and Intel Atom® processors
▪Our accelerator products, such as our FPGA products, and Habana AI accelerators
▪Our connectivity products, such as our Intel® Tofino™ switch ASICs and Intel® Silicon Photonics products
Mobileye EyeQ® and other Mobileye® products are not included in this Report. In the fourth quarter of 2022, Mobileye Global Inc. completed its initial public offering. As of December 31, 2023, Intel held approximately 88% of the outstanding equity interest in Mobileye. For information on Mobileye products, please see Mobileye’s Form SD and CMR.
Most of our hardware products, primarily microprocessors, chipsets, and their packages, are manufactured in our own network of fabrication facilities (fabs). Intel also sells products that are manufactured for us by other companies and products that include ready-made component parts that we purchase from third parties. Although many of our hardware products contain conflict minerals, we do not purchase ore or unrefined conflict minerals from mines. We are many steps removed in the supply chain from the mining of minerals and are therefore considered a “downstream” purchaser. We purchase materials used in our products from a large network of suppliers; some of those materials contribute necessary conflict minerals to our products. The origin of minerals cannot be determined with any certainty once the ores are smelted, refined, and converted to ingots, bullion, or other derivatives. The smelters and refiners (referred to as “facilities”) are consolidating points for ore and are in the best position in the total supply chain to know the origin of the ores. We rely on our suppliers to assist with our reasonable country of origin inquiry and due diligence efforts, including the identification of smelters and refiners, for the minerals contained in the materials which they supply to us.
Design of Responsible Minerals Program
Intel’s responsible minerals program is designed to conform with the OECD Guidance specifically as it relates to our position in the minerals supply chain as a “downstream” purchaser. Summarized below are the design components of our responsible minerals program as they relate to the five-step framework from the OECD Guidance. While our program encompasses a broad scope of minerals and regional areas, the summary of Steps 2 through 5 below focuses on the application of our program to conflict minerals and the Covered Countries.
1.    Maintain strong company management systems:
▪Responsible Minerals Sourcing Policy: Maintain a supply chain policy for minerals originating from CAHRAs, including conflict minerals originating from the Covered Countries. This policy outlines our commitment to responsible mineral sourcing from CAHRAs, our commitment to exercise due diligence consistent with the OECD Guidance, and expectations that our suppliers have similarly established due diligence programs. Our policy is publicly available and can be found at www.intel.com/responsibleminerals.
▪Internal Responsible Minerals team: Operate an internal responsible minerals team led by our Manufacturing, Supply Chain & Operations team (MSO) to implement our Responsible Minerals Sourcing Policy. We review such efforts with our Chief Legal Officer (CLO) and senior management of MSO.
▪Supply chain control system: Employ a supply chain system of controls and transparency through due diligence tools such as the Conflict Minerals Reporting Template (CMRT), a supply chain survey designed by RMI to identify the smelters and refiners that process the necessary conflict minerals contained in our products and the country of origin of those conflict minerals. We employ a database to assess due diligence information and maintain records relating to our responsible minerals program for at least five years, in accordance with our record retention guidelines.
▪Supplier engagement: Feature requirements related to responsible mineral sourcing in our standard template for supplier contracts and specifications so that current and future suppliers are obligated to comply with our policies on responsible minerals sourcing, including participation in a supply chain survey and related due diligence activities. We communicate our Responsible Minerals Sourcing Policy and contractual requirements to relevant suppliers annually.
▪Company grievance mechanism: Enable employees, suppliers, and other stakeholders to report any concerns relating to our responsible minerals program through our online corporate responsibility reporting and grievance mechanism found on our company website at https://www.intel.com/content/www/us/en/corporate-responsibility/corporate-responsibility.html.
2.    Identify and assess risks in our supply chain:
▪Identify smelters and refiners in our supply chain: Identify direct suppliers that supply products to Intel that may contribute necessary conflict minerals to our products. Conduct an annual supply chain survey requesting those direct suppliers to provide a conflict minerals declaration, using the CMRT, designed to identify the conflict minerals contained in the products they supply to Intel, the smelters and refiners that processed those conflict minerals, and the country of origin of those conflict minerals. We evaluate the completeness and accuracy of the suppliers’ survey responses and contact suppliers whose survey response we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.
▪Identify the scope of the risk assessment: Our risk assessment is designed to identify risks in our supply chain. This includes direct suppliers not meeting our contractual requirements related to conflict minerals, as well as smelters and refiners that are not conformant to a responsible mineral assurance program or that we have reason to believe may source conflict minerals from the Covered Countries. We document mineral country of origin information for the smelters and refiners identified by the supply chain survey, as provided from sources including the supply chain survey, responsible mineral assurance programs, direct contact with smelters and refiners, and from publicly available sources such as smelter and refiner websites.

▪Assess due diligence practices of smelters and refiners: Compare smelters and refiners identified by the supply chain survey against the list of facilities that are conformant to a responsible mineral assurance program such as RMI’s Responsible Minerals Assurance Program (RMAP), and other RMI cross-recognized, independent third-party audit programs. Information regarding RMAP, as well as a list of RMI cross-recognized independent third-party audit programs can be found on RMI’s website: http://www.responsiblemineralsinitiative.org/minerals-due-diligence/recognized-standards-or-programs/.
▪Carry out spot checks of smelters and refiners: Conduct spot checks of smelter and refiner due diligence practices by attempting to visit those facilities that are not conformant to a responsible mineral assurance program and which allow our visit. Our smelter and refiner visits are designed to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program. In cases where physical visitation is not possible,smelter and refiner due diligence may be conducted virtually, where appropriate.
3.    Execute a strategy to respond to identified risks:
▪Report findings to senior management: Provide progress reports to our CLO and MSO senior management summarizing information gathered during our annual supply chain survey, results from the risk assessment process and status of our risk mitigation efforts.
▪Devise and adopt a risk management plan: Maintain a risk management plan that includes due diligence reviews of suppliers, smelters and refiners that may be sourcing or processing conflict minerals from Covered Countries and other CAHRAs that may not be from recycled or scrap sources. Our due diligence measures are significantly based on responsible mineral assurance programs that evaluate the procurement practices of the smelters and refiners that process and provide those conflict minerals to our supply chain.
▪Implement a risk management plan: Perform risk mitigation efforts to bring suppliers into conformity with our Responsible Minerals Sourcing Policy or contractual requirements, which efforts may include working with direct suppliers to consider an alternative source for the necessary conflict minerals. We attempt to contact smelter and refiner facilities that are not conformant to a responsible mineral assurance program to assess their due diligence practices, request country of origin and chain of custody information for the conflict minerals processed by the facilities and encourage and assist their participation in such a program.
▪Ongoing risk monitoring: Monitor and track suppliers, smelters and refiners identified as not meeting the requirements set forth in our Responsible Minerals Sourcing Policy or contractual requirements to determine their progress in meeting those requirements.
4.    Support the development and implementation of independent third-party audits of smelters’ and refiners’ sourcing:
▪Support development and implementation of due diligence practices and tools such as the CMRT through our leadership in RMI’s Steering Committee and participation within RMI sub-teams.
▪Support development and implementation of the RMAP by defining the terms of the RMAP audit protocol in conjunction with RMI member companies and other industry groups.
▪Support responsible mineral assurance programs that carry out independent third-party audits of smelter and refiner facilities, such as the RMAP, through our membership in RMI.
5.    Report on supply chain due diligence:
▪Publicly communicate our Responsible Minerals Sourcing Policy on our company website at www.intel.com/responsibleminerals.

▪Report annually on our supply chain due diligence activities in our white paper titled “Intel’s Efforts to Achieve a Responsibly Sourced Mineral Supply Chain” and Corporate Responsibility Report available on our company website at www.intel.com/responsibleminerals.
The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.
Description of Reasonable Country of Origin Inquiry Efforts
For 2023, our Reasonable Country Of Origin Inquiry (RCOI) efforts for conflict minerals included conducting a supply chain survey of direct suppliers that we determined may contribute necessary conflict minerals to our products (referred to as “Surveyed Suppliers”) using the CMRT. The supply chain surveys requested that suppliers identify the smelters and refiners and countries of origin of the conflict minerals in products they supply to us. We compared the smelters and refiners identified in the surveys against the lists of facilities that are conformant to a responsible mineral assurance program, such as the RMAP or RMI cross-recognized programs. RMAP and RMI cross-recognized programs provided country of origin data for conformant smelters and refiners, including on an aggregate basis in certain cases. We documented country of origin information for the smelter and refiner facilities identified by Surveyed Suppliers as provided from sources including the supply chain survey, responsible mineral assurance programs, direct contact with smelters and refiners, and from publicly available sources such as smelter and refiner websites, if we determined such publicly available sources to be reliable.
Results of Reasonable Country of Origin Inquiry Efforts
For 2023, Intel conducted a supply chain survey of 91suppliers that we determined may contribute necessary conflict minerals to our products.
The results of our RCOI as of March 1, 2024 were as follows:
▪100% of Surveyed Suppliers provided a CMRT in response to our supply chain survey request.
▪The Surveyed Suppliers identified 226 operational smelter and refiner facilities that may process the necessary conflict minerals contained in the products provided to us.
▪We know or have reason to believe that a portion of the conflict minerals processed by at least 40 of these 226 smelters and refiners may have originated in the Covered Countries and may not be solely from recycled or scrap sources.
Conclusion Based on Reasonable Country of Origin Inquiry
We have concluded in good faith that during 2023:
▪Intel manufactured and contracted with others to manufacture products as to which conflict minerals are necessary to the functionality or production of our products.
▪Based on our RCOI, we know or have reason to believe that a portion of the necessary conflict minerals contained in our products originated or may have originated in the Covered Countries and know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources.
As a result of the above conclusion and pursuant to the Rule, we undertook due diligence measures on the source and chain of custody of the necessary conflict minerals in our products for which we had reason to believe may have originated from the Covered Countries and which may not have come from recycled or scrap sources. There is significant overlap between our RCOI efforts and our due diligence measures performed.
Description of Due Diligence Measures Performed
Below is a description of the measures performed for this reporting period, as of March 1, 2024, to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products:

▪Conducted a supply chain survey of suppliers that we identified may be supplying Intel with products that contain necessary conflict minerals using the CMRT, requesting country of origin information regarding the necessary conflict minerals and identification of smelters and refiners that process such minerals.
▪Contacted Surveyed Suppliers on responses to supply chain surveys that we identified as having contained incomplete or potentially inaccurate information to seek additional clarifying information.
▪Received a CMRT from 100% of our Surveyed Suppliers in response to our supply chain survey request.
▪Compared smelters and refiners identified by Surveyed Suppliers against the list of facilities that are conformant to a responsible mineral assurance program.
▪Monitored and tracked Surveyed Suppliers, and smelters and refiners identified by Surveyed Suppliers, which we identified as not meeting our Responsible Minerals Sourcing Policy or contractual requirements, to determine their progress in meeting those requirements.
▪Performed risk mitigation efforts with Surveyed Suppliers we identified as not in conformity with our Responsible Minerals Sourcing Policy or contractual requirements by working with them to bring them into compliance.
▪In 2023 met with 18 smelters and refiners to encourage and assist their participation in a responsible minerals assurance program if they were not yet participating and provide capacity-building and Corrective Action Plan (CAP) support for those undergoing their first audit.
▪Provided two progress reports to MSO senior management and one progress report to our CLO that summarized the status of our responsible minerals program.
Results of our Due Diligence Measures
Inherent Limitations on Due Diligence Measures
As a downstream purchaser of products that contain conflict minerals, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by responsible mineral assurance programs. Such sources of information, as well as any of our smelters and refiner facility visits and publicly available sources, may yield inaccurate or incomplete information and may be subject to fraud.
Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. The supply chain of commodities such as conflict minerals is a multi-step process operating more or less on a daily basis, with ore being delivered to smelters and refiners, with smelters and refiners smelting or refining ores into metal containing derivatives such as ingots, with the derivatives being shipped, sold and stored in numerous market locations around the world and with distributors and purchasers holding varying amounts of the derivatives in inventory for use. Since we do not have direct contractual relationships with smelters and refiners, we rely on our direct suppliers and the entire supply chain to gather and provide specific information about the date when the ore is smelted into a derivative and later shipped, stored, sold, and first entered the stream of commerce. We directly seek sourcing data on a periodic basis from our direct suppliers, as well as certain smelters and refiners. We seek to use contract provisions requiring the suppliers to promptly update us in the event the sourcing data changes. Our due diligence processes are ongoing throughout the year.
Surveyed Supplier Due Diligence Results
Intel evaluated the accuracy and completeness of the responses to our supply chain surveys by our Surveyed Suppliers. We identified 12 Surveyed Suppliers whose initial survey response contained incomplete or potentially inaccurate information. We used various methods to identify the incomplete or inaccurate information in the Surveyed Supplier’s response, including verification checks conducted by third-party software or by members of our internal Responsible Minerals team. When an incomplete or inaccurate response was identified, we contacted the applicable Surveyed

Supplier, identified the incomplete or inaccurate information, and requested that the Surveyed Supplier correct the incomplete or potentially inaccurate information and provide an updated response. All 12 Surveyed Suppliers provided an updated CMRT that we determined, using the same evaluation criteria, to be complete and accurate.
Upon receiving a survey response identified to be complete and accurate based on our evaluation criteria, we further evaluated each response for conformity with our Responsible Minerals Sourcing Policy or contractual requirements. These requirements include that our Surveyed Suppliers must maintain a publicly available conflict minerals sourcing policy, provide a CMRT upon our request, and use smelters and refiners that are either conformant to a responsible mineral assurance program or have begun participating in such a program. We identified Surveyed Suppliers that were not fully compliant with applicable requirements and monitored and tracked these suppliers’ progress in meeting the applicable requirements. We performed risk mitigation efforts by contacting each supplier, identifying action items that we requested the supplier complete, and asking the supplier to provide an updated CMRT. Our risk mitigation efforts are specifically related to meeting our Responsible Minerals Sourcing Policy or contractual requirements, with the goal of bringing each Surveyed Supplier into compliance with such requirements.
As a result of these supplier due diligence activities, Intel determined that 100% of the Surveyed Suppliers were, as of March 1, 2024, in compliance with our Responsible Minerals Sourcing Policy or contractual requirements as set for 2023.
Smelter and Refiner Due Diligence Results
As of March 1, 2024, an aggregate of 226 operational smelters and refiners were identified by our Surveyed Suppliers as facilities that may process the necessary conflict minerals contained in the products these Surveyed Suppliers provided to Intel.
Intel conducted due diligence on the smelters and refiners reported during our survey process. Our due diligence activities are dominated by a regular process to determine and monitor whether the identified smelters and refiners are operational and therefore may contribute necessary conflict minerals to our final products, and whether they are conformant to a responsible mineral assurance program or have begun participating in such a program. We sought reliable information on the source and chain of custody of the conflict minerals processed by such facilities, including from publicly available sources, with the goal to determine if any of these facilities processed conflict minerals that may have originated from the Covered Countries and other CAHRAs, and may not be solely from recycled or scrap sources.
If a smelter or refiner in our supply chain was not yet conformant to a responsible mineral assurance program or had not yet begun participating in such a program, Intel and other RMI member companies proactively attempted to contact such facilities to request country of origin information for the conflict minerals the facilities processed, as well as to encourage and assist their participation in a responsible mineral assurance program and, in some cases, visited such facilities on-site. We monitored and tracked smelters and refiners that we identified as not being conformant to a responsible mineral assurance program or not having begun participating in such a program.
During the 2023 reporting year, we identified 39 smelter and refiner facilities reported in our supply chain that were not conformant to a responsible mineral assurance program or otherwise did not meet more stringent Intel requirements based on our due diligence investigations. These facilities were the focus of our smelter and refiner due diligence activities for this reporting period and, as a result of our activities, we reasonably concluded that as of March 1, 2024:
▪8 of these 39 smelter and refiner facilities have since become conformant to a responsible mineral sourcing program.
▪13 of these 39 smelter and refiner facilities have begun participating in a responsible mineral assurance program, but are not yet conformant. Based on Intel’s due diligence, we have no reason to believe these facilities sourced conflict minerals from the Covered Countries.
▪The remaining 18 facilities decided not to or were deemed not eligible to continue participating in a responsible mineral assurance program. All 18 smelters in our supply chain that were not conformant to a responsible mineral assurance program during 2023 have been successfully removed from our supply chain.
As result of our due diligence activities summarized above, we determined the following as of March 1, 2024:

▪99% of the 226 smelters and refiners identified by our Surveyed Suppliers are either conformant to a responsible mineral assurance program or have begun participating in such a program.
▪Two smelters and refiners identified by our suppliers that are not participating in a responsible mineral assurance program became not conformant between January 1, 2024 and March 1, 2024. We communicated the requirement to such suppliers to cease sourcing from these smelters and refiners and to update us confirming the changes. After March 1, 2024, we were able to remove these two smelters and refiners from our supply chain, but their presence is still reflected in all data analysis in this report.
•All 40 smelters and refiners that we know or have reason to believe may source conflict minerals from the Covered Countries, which may not be solely from recycled or scrap sources, are conformant to a responsible mineral assurance program.
•We have no reason to believe that any of the 226 smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries.
Below is a summary of the mineral country of origin information collected as of March 1, 2024 as a result of our due diligence activities. Intel does not source these materials directly. RMI provides Intel with a list of potential countries of origin, which includes all countries of origin compiled from RMI’s member participants. The inclusion of a country on the list from RMI is not a final indicator that Intel utilized materials sourced from this country.
Table 1

Country of Origin	Mineral
	Gold	Tantalum	Tin	Tungsten
Argentina	Gold
Australia	Gold	Tantalum	Tin	Tungsten
Austria				Tungsten
Azerbaijan	Gold
Benin	Gold
Bolivia	Gold		Tin	Tungsten
Botswana	Gold
Brazil	Gold	Tantalum	Tin	Tungsten
Burkina Faso	Gold
Burundi**		Tantalum	Tin	Tungsten
Cambodia	Gold
Canada	Gold
Chile	Gold
China	Gold	Tantalum	Tin	Tungsten
Colombia	Gold
Côte d'Ivoire	Gold
Democratic Republic of the Congo**	Gold	Tantalum	Tin	Tungsten
Dominican Republic	Gold
Ecuador	Gold
Egypt	Gold
Ethiopia		Tantalum
Fiji	Gold
Finland	Gold
France		Tantalum
French Guiana	Gold

Georgia	Gold
Ghana	Gold
Guatemala	Gold
Guinea	Gold
Guyana	Gold
Honduras	Gold
Hong Kong	Gold
Indonesia	Gold		Tin
Japan	Gold
Kazakhstan	Gold			Tungsten
Kenya	Gold
Kyrgyzstan	Gold
Laos	Gold		Tin
Liberia	Gold
Madagascar		Tantalum
Malaysia			Tin	Tungsten
Mali	Gold
Mauritania	Gold
Mexico	Gold			Tungsten
Mongolia	Gold		Tin	Tungsten
Morocco	Gold
Mozambique	Gold	Tantalum
Myanmar			Tin	Tungsten
Namibia	Gold
New Zealand	Gold
Nicaragua	Gold
Niger	Gold
Nigeria		Tantalum	Tin	Tungsten
Oman	Gold
Panama	Gold
Papua New Guinea	Gold
Peru	Gold		Tin
Philippines	Gold
Portugal				Tungsten
Russia*	Gold		Tin	Tungsten
Rwanda**		Tantalum	Tin	Tungsten
Saudi Arabia	Gold
Senegal	Gold
Serbia	Gold
Sierra Leone		Tantalum
South Africa	Gold
South Korea	Gold
Spain	Gold	Tantalum	Tin	Tungsten
Sudan	Gold
Suriname	Gold

Sweden	Gold
Tanzania**	Gold	Tin	Tungsten
Thailand	Gold	Tin	Tungsten
Turkey	Gold
Uganda**			Tungsten
United Kingdom		Tin	Tungsten
United States of America	Gold		Tungsten
Uzbekistan	Gold
Vietnam		Tin	Tungsten
Zambia**	Gold
Zimbabwe	Gold
* This reported RCOI list includes information covering all of 2023. Following Russia’s invasion of Ukraine on February 24, 2022, Intel joined the global community in condemning Russia’s war against Ukraine and calling for a swift return to peace. During 2022, we ceased 3TG sourcing from smelters and refiners located in Russia. We continue to work with our supply chain to identify and address legacy material sourced from Russian mines.
**Covered Countries
Summary of Smelter and Refiner Status
The charts below summarize, by mineral, the numbers of operational smelter and refiner facilities, identified by our Surveyed Suppliers, that as of March 1, 2024:
▪are conformant to a responsible mineral assurance program (referred to as “Conformant”),
▪have begun participating in a responsible mineral assurance program (referred to as “Active”; as noted above, we have no reason to believe, based on our due diligence, that these facilities process conflict minerals originating from the Covered Countries), or
▪are not conformant* to a responsible mineral assurance program (referred to as “Not Conformant”; as noted above, we have no reason to believe, based on our due diligence, that these facilities process conflict minerals originating from the Covered Countries).

Status of Identified Smelters and Refiners

Gold
2
2
89
Conformant
Active
Not Conformant
Tin
2
66
Conformant
Active
Not Conformant
Tungsten
32
Conformant
Active
Not Conformant
Tantalum
33
Conformant
Active
Not Conformant

*Included in “Not Conformant” are the 2 refiners that changed status between January 1, 2024, and March 1, 2024
Table 2, below lists the facilities which, to the extent known, processed the necessary conflict minerals in our products based on responses received from our Surveyed Suppliers as of March 1, 2024. Intel conducts no direct transactions and has no contractual relationship with these smelter and refiner facilities nor their sources of ore.
Table 2

Metal	Smelter Name†	Country†
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.*	CHINA
Tantalum	PowerX Ltd.*	RWANDA
Tantalum	D Block Metals, LLC*	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA
Tantalum	FIR Metals & Resource Ltd.*	CHINA
Tantalum	Global Advanced Metals Aizu*	JAPAN
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED*	CHINA
Tantalum	TANIOBIS Co., Ltd.*	THAILAND
Tantalum	TANIOBIS GmbH*	GERMANY
Tantalum	Materion Newton Inc.*	UNITED STATES OF AMERICA

Tantalum	TANIOBIS Japan Co., Ltd.*	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET de Mexico*	MEXICO
Tantalum	AMG Brasil*	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Tantalum	NPM Silmet AS*	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	QuantumClean*	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tin	PT Bangka Serumpun*	INDONESIA
Tin	PT Rajawali Rimba Perkasa*	INDONESIA
Tin	Luna Smelter, Ltd.*	RWANDA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	CHINA
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	CRM Synergies*	SPAIN
Tin	PT Mitra Sukses Globalindo*	INDONESIA
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda*	BRAZIL
Tin	DS Myanmar*	MYANMAR
Tin	PT Putera Sarana Shakti (PT PSS)*	INDONESIA
Tin	Fabrica Auricchio Industria e Comercio Ltda.*	BRAZIL
Tin	Mining Minerals Resources SARL*	CONGO, DEMOCRATIC REPUBLIC OF THE
Tin	Alpha*	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA
Tin	CV Ayi Jaya*	INDONESIA
Tin	PT Premium Tin Indonesia*	INDONESIA
Tin	PT Rajehan Ariq*	INDONESIA
Tin	CV Venus Inti Perkasa*	INDONESIA
Tin	Dowa*	JAPAN
Tin	Aurubis Berango*	SPAIN
Tin	EM Vinto*	BOLIVIA
Tin	Estanho de Rondonia S.A.*	BRAZIL

Tin	Fenix Metals*	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Aurubis Beerse*	BELGIUM
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	Jiangxi New Nanshan Technology Ltd.*	CHINA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA
Tin	PT Aries Kencana Sejahtera*	INDONESIA
Tin	PT Artha Cipta Langgeng*	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya*	INDONESIA
Tin	PT Babel Inti Perkasa*	INDONESIA
Tin	PT Babel Surya Alam Lestari*	INDONESIA
Tin	PT Bangka Prima Tin*	INDONESIA
Tin	PT Bukit Timah*	INDONESIA
Tin	PT Cipta Persada Mulia*	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Timah Nusantara*	INDONESIA
Tin	PT Prima Timah Utama*	INDONESIA
Tin	PT Refined Bangka Tin*	INDONESIA
Tin	PT Sariwiguna Binasentosa*	INDONESIA
Tin	PT Stanindo Inti Perkasa*	INDONESIA
Tin	PT Sukses Inti Makmur (SIM)*	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	PT Tommy Utama*	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN
Tin	Super Ligas*	BRAZIL
Tin	Thaisarco*	THAILAND
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	CHINA
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.*	CHINA
Tin	PT Menara Cipta Mulia*	INDONESIA
Tin	HuiChang Hill Tin Industry Co., Ltd.*	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	CHINA
Tin	Precious Minerals and Smelting Limited**	INDIA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	CHINA
Tin	PT Belitung Industri Sejahtera**	INDONESIA
Tin	PT Tinindo Inter Nusa*	INDONESIA

Gold	NH Recytech Company*	SOUTH KOREA
Gold	Metal Concentrators SA (Pty) Ltd.*	SOUTH AFRICA
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	Gold by Gold Colombia*	COLOMBIA
Gold	Coimpa Industrial LTDA*	BRAZIL
Gold	Abington Reldan Metals, LLC*	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN
Gold	Agosi AG*	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Argor-Heraeus S.A.*	SWITZERLAND
Gold	Asahi Pretec Corp.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	Aurubis AG*	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden Ronnskar*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation*	CANADA
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	DSC (Do Sung Corporation)*	SOUTH KOREA
Gold	Dowa*	JAPAN
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	LT Metal Ltd.*	SOUTH KOREA
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Heraeus Germany GmbH Co. KG*	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	Japan Mint*	JAPAN
Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	Kazzinc*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	SOUTH KOREA
Gold	L'Orfebre S.A.*	ANDORRA
Gold	LS MnM Inc.*	SOUTH KOREA

Gold	Materion*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat*	UZBEKISTAN
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	MKS PAMP SA*	SWITZERLAND
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	REMONDIS PMR B.V.*	NETHERLANDS
Gold	Royal Canadian Mint*	CANADA
Gold	SAFINA A.S.*	CZECHIA
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Solar Applied Materials Technology Corp.*	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	Tokuriki Honten Co., Ltd.*	JAPAN
Gold	TOO Tau-Ken-Altyn*	KAZAKHSTAN
Gold	Torecom*	SOUTH KOREA
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)*	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Gold	SungEel HiMetal Co., Ltd.*	SOUTH KOREA
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	Advanced Chemical Company**	UNITED STATES OF AMERICA
Gold	Shandong Gold Smelting Co., Ltd.*	CHINA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CHINA
Gold	Bangalore Refinery**	INDIA
Gold	Augmont Enterprises Private Limited	INDIA
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN
Tungsten	Hubei Green Tungsten Co., Ltd.*	CHINA

Tungsten	Cronimet Brasil Ltda*	BRAZIL
Tungsten	Fujian Xinlu Tungsten Co., Ltd.*	CHINA
Tungsten	Tungsten Vietnam Joint Stock Company*	VIET NAM
Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.*	VIET NAM
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch*	CHINA
Tungsten	China Molybdenum Tungsten Co., Ltd.*	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders LLC*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG*	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	CHINA
Tungsten	Japan New Metals Co., Ltd.*	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	Kennametal Fallon*	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	Masan High-Tech Materials*	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	PHILIPPINES

†    Smelter and refiner facility names and locations as reported by RMI as of March 1, 2024.
*    Denotes smelters and refiners which are conformant to a responsible mineral assurance program as of March 1, 2024.
**    Denotes smelters and refiners which are participating in a responsible mineral assurance program as of March 1, 2024.
Conclusion and Future Due Diligence Measures
The facilities reported in Table 2 processed the necessary conflict minerals in our products based on responses received from our Surveyed Suppliers as of March 1, 2024. As of March 1, 2024, 99% of the reported smelter and refiner facilities are conformant or are participating in a responsible mineral assurance program. All smelters and refiners that we know or have reason to believe may source conflict minerals from the Covered Countries and that may not be solely from recycled or scrap sources were conformant to a responsible mineral assurance program as of March 1, 2024. We have no reason to believe that any of the reported smelter and refiner facilities directly or indirectly finance or benefit armed groups in the Covered Countries. We are continuing to engage in the activities described above in “Design of Responsible Minerals Program,” and we are continuing to follow up with suppliers that are not meeting our requirements, as well as contacting smelters and refiners that are not yet conformant to a responsible mineral assurance program. We are encouraging and assisting such smelters and refiners to become conformant to a responsible mineral assurance program, thus supporting our efforts to build ethical and socially responsible supply chains for our company.
Our efforts to determine the mine or location of origin of the necessary conflict minerals in all our products with the greatest possible specificity consisted of the due diligence measures described in this Report. In particular, we relied on the information made available by responsible mineral assurance programs for the smelters and refiners in our supply chain because such programs review and audit whether sufficient evidence exists regarding the mine and/or location of origin of the conflict minerals that the audited smelter and refiner facilities have processed. We also sought source and chain of custody information directly from smelters and refiners and from publicly available sources and, if we determined such information to be reliable, we used the information to make reasonable conclusions on the source and chain of custody of the conflict minerals processed by facilities that were not conformant to or participating in a responsible mineral assurance program
Efforts Pertaining to Cobalt
Intel continues to evaluate and expand upon the framework of our due diligence programs as material use and risk profiles emerge. Cobalt has been identified as a mineral of concern due to reports of child labor and other social impacts in CAHRAs. Aligned with our approach to conflict minerals, our desire is not to eliminate sourcing from CAHRAs, but rather to identify and mitigate risks in our supply chain to obtain only minerals that are sourced responsibly.
In 2023, Intel conducted a supply chain survey of 60 suppliers that we determined may contribute intentionally added cobalt to our products using the Extended Minerals Reporting Template (EMRT), a supply chain survey designed by RMI to identify the smelters and refiners that process the necessary cobalt contained in our products and the associated country of origin. All 60 suppliers responded with a completed EMRT. We are using the information obtained to conduct due diligence on the identified smelters and refiners and actively focus our outreach efforts to encourage RMAP involvement. Participation in a program such as RMAP verifies these facilities have management systems in place to ensure the cobalt they process is responsibly sourced in alignment with OECD Guidance. We conducted virtual outreach to smelters and refiners not yet participating in RMAP and worked with direct suppliers to facilitate alternative sourcing where appropriate.
As of March 1, 2024, we have identified 73 cobalt smelters and refiners reported by Surveyed Suppliers in our supply chain. Of those 73 smelters and refiners, 48 (66%) are either conformant or have begun participating in a responsible mineral assurance program. We continue to conduct outreach to encourage participation of the remaining 25 smelters and refiners.
Intel strongly believes that collaboration among industry, government, NGOs, and civil society experts is the best way to effectively create positive change in our supply chain. Intel is participating in developing industry-wide standards to better align, and thus strengthen, the collective approach to responsible cobalt sourcing. This is demonstrated by our previous collaboration with RMI to establish industry standards regarding responsible cobalt sourcing, including the EMRT and the RMAP Cobalt Due Diligence Standard. Intel has continued its cobalt efforts co-leading RMI’s Emerging Minerals Working Group, where we are responsible for helping set strategy and organizing outreach to crude cobalt refiners, which are primarily located in the DRC. Intel recognizes the local socio-economic importance of the ASM sector in CAHRAs and seeks to assist ASM sites in meeting downstream compliance requirements through our contributions to the Better Mining ASM Mine Monitoring Program in partnership with RMI and RCS Global. These efforts further our pursuit of responsibly sourced cobalt in our products.
On our website at www.intel.com/responsibleminerals, we regularly update our EMRT, which contains a smelter and refiner list that includes the facilities that, to the extent known, may have processed the cobalt in our products based on responses received from our Surveyed Suppliers.
Intel RISE Responsible Minerals Sourcing Initiative
In May of 2020, we announced Intel’s corporate RISE Strategy to create a more responsible, inclusive, and sustainable world, enabled through technology and our collective actions. As a key technology industry initiative within our RISE goals,

Intel committed, by 2030, to significantly broaden our impact in responsible minerals and accelerate the creation of sourcing standards for a much wider set of minerals across CAHRAs globally.
In 2023, we sent RMI’s newly released Pilot Reporting Template (PRT) to identify sourcing of aluminum, copper, nickel and zinc to suppliers who contribute these materials to our Intel manufactured microprocessors. This is an important step in our RISE strategy as we work to map our supply chains for our highest priority minerals. Although sourcing of these minerals is not yet widely reported, we received a response from 90% of surveyed suppliers. We are continuing to pursue information on smelters and refiners in our extended supply chain. To contribute to standards and help define and engage in due diligence within the copper supply chain, Intel is an active partner member of The Copper Mark. We also participate in the RMI MRT Working Group and were a key driver of RMI releasing the PRT, which provides an industry standard template for additional minerals reporting. We expect our next steps to include work with our suppliers to continue mapping our supply chain for the targeted minerals, as well as other priority minerals such as silicon and battery materials. Additionally, we continue to partner with industry associations to put standards in place to enable our ultimate goal of responsible sourcing for all the minerals in our supply chain. We intend to continue to identify the highest priority minerals in pursuit of our 2030 RISE Goals.
Intel's mission for the future is to maintain the positive progress we have made on 3TG and cobalt to date, and to proactively address emerging risks from the expanding scope of materials and geographies. Our ambition is to apply our learning from the past decade and to work with our industry to broaden and accelerate the creation of sourcing standards for a much wider set of minerals globally.

Intel and the Intel logo, Intel Atom, Intel Core, Tofino, and Xeon are trademarks of Intel Corporation or its subsidiaries.

Other names and brands may be claimed as the property of others. The “Efforts Pertaining to Cobalt”, and “Intel RISE Responsible Minerals Sourcing Initiative” sections are not required by the Rule and are furnished as a supplement to this Report.